Exhibit 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) by and between Cascade Microtech, Inc., an Oregon corporation (“CMI”), and                     (“Executive”) is dated and effective as of July 15, 2011.

The Board of Directors of CMI believes it is in the best interests of CMI and its shareholders to have the continued dedication of Executive notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 2.3); to diminish the inevitable distraction of Executive due to personal uncertainties and risks created by a threatened or pending Change in Control; and to provide Executive with compensation and benefits arrangements upon a termination of employment following a Change in Control which are competitive with those offered by other corporations.

Therefore, the Board of Directors has caused CMI to enter into this Agreement, and CMI and Executive agree as follows:

ARTICLE 1.

TERM

The initial term of this Agreement shall commence on July 15, 2011 and shall terminate on December 31, 2012 (the “Initial Term”), unless earlier terminated pursuant to Article 2; provided, however, that commencing on January 1, 2013, and each January 1 thereafter, the term of this Agreement shall be automatically extended for one additional year (the “Renewal Terms”), unless either party gives notice of non-renewal to the other party at least ninety (90) days before such January 1 date or unless the Agreement is earlier terminated in accordance with Article 2; provided, further, that this Agreement shall continue in effect for a period of one year beyond the date of any Change in Control, as defined in Section 2.3, that shall have occurred during the Term (as defined below). The Initial Term and the Renewal Terms are together referred to in this Agreement as the “Term.”

ARTICLE 2.

TERMINATION

2.1 General. At all times herein, Executive’s employment is “at-will” meaning that CMI or Executive can terminate this Agreement and the employment relationship at any time for any reason, subject to any obligation to pay severance or give notice as may be provided below. Termination of this Agreement shall occur by written notice by the terminating party to the other party specifying the provision of this Agreement pursuant to which the termination is effective.

A. Release of Claims. No provision of this Agreement that requires CMI to pay Executive severance, vesting acceleration, or any other compensation or benefit associated with the termination of Executive’s employment following a Change in Control (except accrued Base Salary and as required by law), shall be effective unless and until Executive and CMI shall have executed (and not revoked) a release of claims in a form satisfactory to CMI and within the time required by CMI (the “Release of Claims Requirement”).

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B. Method of Payment; Internal Revenue Code Section 409A. In the event CMI is obligated to pay Executive severance after termination, payment shall be made in a lump sum no later than sixty (60) days after termination, provided the Release of Claims Requirement has been satisfied. Notwithstanding the 60-day period, to the extent required by Internal Revenue Code Section 409A as amended, and regulations under that section, payment of severance benefits to Executive under any provision of this Agreement will be paid upon the first pay date after the expiration of six (6) months following the date of termination of Executive’s employment with CMI.

C. Benefits. Except as expressly stated in this Article 2, upon termination of employment Executive shall be entitled to Executive’s rights under CMI’s benefit plans, including without limitation any 401(k) plan, as such plans, by their provisions, apply upon Executive’s termination.

2.2 Change in Control Termination. In the event of a Change in Control Termination (as defined below), CMI shall Pay Executive Executive’s accrued but unpaid Base Salary through the termination date. In addition, subject to the Release Of Claims Requirement, CMI shall also provide Executive with the following:

A. Severance Pay. Severance pay in the amount of twelve (12) months’ Base Salary.

B. Target Incentive. One hundred percent (100%) of Executive’s current target incentive under the Company’s executive incentive plan(s).

C. Equity Awards. All CMI stock options and restricted stock units or other stock awards (together referred to in this Agreement as “Equity Awards”) held by Executive as of the date of Executive’s termination from employment that would have vested had Executive remained employed for a twenty-four (24) month period following the date of Executive’s termination shall accelerate and become fully vested.

D. Group Health Coverage. If Executive is eligible for and properly elects to continue Executive’s group health benefits pursuant to COBRA, CMI shall pay the premiums for such COBRA continuation coverage for up to twelve (12) months or such earlier date as Executive loses eligibility for such coverage.

2.3 Definitions.

A. “Base Salary” shall mean Executive’s annual base salary paid or payable to Executive by CMI immediately preceding the date of a Change in Control.

B. “Cause” means CMI’s determination that Executive has engaged in any one or more of the following: (a) willful failure to comply with the lawful instructions of the CEO; (b) gross negligence or willful misconduct in the performance of duties to CMI; (c) commission of any act of fraud against CMI or the misappropriation of material CMI property; (d) acts or omissions of Executive constituting a felony or other crime that is, or may be, materially injurious to the business or reputation of CMI; and (e) Executive’s failure to perform satisfactorily the duties of Executive’s position after written notice from CMI and thirty (30) days’ opportunity to cure, no cure having been made.

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C. “Change in Control” shall mean any of the following events:

(i) the shareholders approve a plan of complete liquidation or dissolution of CMI; or

(ii) the consummation of the sale or other disposition by CMI of all or substantially all CMI’s assets; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 or 13d-5 under said Act), directly or indirectly, of securities of CMI representing more than 50% of the total voting power represented by CMI’s then outstanding voting securities; or

(iv) the date of the consummation of a merger or consolidation of CMI with any other entity that has been approved by the shareholders of CMI, if the merger or consolidation would result in persons who were the direct or indirect owners of voting securities of CMI outstanding immediately prior to the consummation of such merger or consolidation becoming, immediately after such consummation, the direct or indirect owners of voting securities representing less than fifty percent (50%) of the total voting power represented by the then-outstanding voting securities of the surviving corporation. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of CMI’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held CMI’s securities immediately before such transaction.

D. “Change in Control Termination” shall mean the occurrence of both of the following events:

(i) there shall have been a Change in Control of CMI; and

(ii) within one (1) year after the Change in Control of CMI, Executive’s employment with CMI shall have terminated as a result of either:

(a) CMI’s termination of Executive’s employment without Cause and not for death or Disability; or

(b) Executive’s resignation for “Good Reason,” as defined below.

E. “Disability” shall mean, as reasonably determined in CMI’s discretion, after consultation with a physician selected by CMI, the inability of Executive to perform, with reasonable accommodation if necessary, any essential function of Executive’s position because of physical or mental incapacity for a period of at least sixty (60) days in the aggregate during any twelve (12) month period. Executive shall cooperate in any physical examination and shall produce such medical records as may assist the Board in making a determination regarding Disability.

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F. “Good Reason” means any of the following occurring without Executive’s consent; provided, however, Executive has given written notice that both references this provision of the Agreement and describes the event alleged to constitute Good Reason of such event to the CEO and thirty (30) days shall have passed with no cure having been made:

(i) The assignment to Executive of duties materially inconsistent with the position of                                         ;

(ii) Requiring Executive to be based more than 50 miles from CMI’s location on the date of the Change of Control;

(iii) A reduction in Executive’s target incentive opportunity unless such reduction is part of and is consistent in all material respects with a group reduction applicable generally to the senior executives of CMI; or

(iv) Failure of CMI to allow Executive to participate in all of CMI’s benefits plans for which Executive is eligible at coverage levels at least as great as other CMI executives with the same or lesser levels of responsibility.

G. Exclusive Compensation. Except as expressly stated in this Section 2.3 and as required by law, Executive shall be entitled to no other or further compensation or benefits of any kind.

2.4 Entire Termination Payment. The compensation provided for in this Article 2 shall constitute Executive’s sole remedy for termination or breach of this Agreement. In no event shall Executive receive severance pay, benefits continuation, vesting acceleration or any other compensation or consideration upon termination under more than one subsection of this Agreement.

2.5 Federal Excise Tax Under Section 4999 of the Code.

A. Excess Parachute Payment. In the event that any acceleration of vesting pursuant to an award and any other payment or benefit received or to be received by Executive would subject him to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, such award will be reduced to the maximum amount allowable that avoids such characterization.

B. Determination by Independent Accountants. No later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to Executive as described in Section 2.5(A), CMI shall request a determination in writing by independent public accountants selected by CMI (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the CMI and Executive the amount of such acceleration of vesting, payments and benefits which would produce the greatest benefit to Executive without constituting an excess parachute payment. For the purposes of such

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determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. CMI and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. CMI will bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 2.5(B).

ARTICLE 3.

GENERAL PROVISIONS

3.1 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth on the signature page to this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received on the third business day thereafter or when it is actually received, whichever is sooner.

3.2 Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

3.3 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the state of Oregon, without regard to the conflicts of law rules thereof, and adjudicated in the courts of Washington County, Oregon or the appropriate United States District Court in Oregon.

3.4 Arbitration. Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Executive’s employment with CMI or the termination of Executive’s employment shall be submitted to mediation in accordance with the Mediation Procedure of the American Arbitration Association. Should either party refuse to mediate after being requested to do so by the other party, such refusing party shall not be entitled to receive attorneys’ fees in any subsequent adjudicative proceeding, even if such party prevails in such proceeding. Should the mediation efforts fail to result in a satisfactory resolution of the matters presented, then final and binding arbitration shall follow. Such arbitration is to be before a single arbitrator in Washington County, Oregon and shall be conducted under the then-current rules of the American Arbitration Association applicable to employment disputes. The prevailing party, as determined by the Arbitrator, shall be entitled to recover its reasonable attorneys’ fees and costs. The party not prevailing, as determined by the Arbitrator, shall pay the cost of the arbitration. Judgment on the award rendered may be entered in any court of competent jurisdiction. Except as provided in the Officer’s Invention and Confidentiality Agreement entered into by Executive, the procedures outlined in this subsection are the exclusive method of dispute resolution.

3.5 Construction. Wherever possible, each provision of this Agreement, including without limitation the arbitration provision, shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable, under applicable law, such provision shall be modified or eliminated

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only to the extent of such prohibition, invalidity, or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement, which shall remain in effect according to their terms.

3.6 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

3.7 Assignment. This Agreement shall be binding upon and inure to the benefit of CMI and its successors and assigns, and shall be binding upon Executive, Executive’s administrators, executors, legatees, and heirs. This Agreement, which is a personal services contract, shall not be assigned by Executive.

3.8 Modification. This Agreement may not be and shall not be modified or amended except by a written instrument signed by the parties hereto.

3.9 Entire Agreement. Except for the Officer’s Invention and Confidentiality Agreement entered into by Executive which will remain in full force and effect, this Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces and supersedes all prior and contemporaneous employment agreements or understandings of the parties hereto setting forth the terms of employment. The provisions of this Agreement shall not be construed for or against any party, as the parties are sophisticated and had the opportunity to obtain legal counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE	CASCADE MICROTECH, INC.

By:
Name:		Michael Burger President and Chief Executive Officer

Address:	Address:	2430 NW 206th Avenue
Beaverton, OR 97006

Date: , 2011	Date: July 15, 2011

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